Exhibit 10.5

AMENDMENT TO LETTER OF UNDERSTANDING

BETWEEN LYDALL, INC. AND BERTRAND PLOQUIN

This amendment (the “Amendment”) amends the Letter of Understanding by and between Lydall, Inc. and Bertrand Ploquin dated July 26, 2005 (the “Letter Agreement”), effective as set forth below. This Amendment is made in consideration of the mutual agreements and promises hereinafter set forth and for other good and valuable consideration.

1.	The “Remuneration” section of the Letter Agreement is amended to add after the second paragraph of such section the following paragraph:

Performance Bonus. If you are employed by the Company on October 26, 2006, the Company will pay to you a performance bonus equal to three (3) months’ base pay on the six-month anniversary of that date (the “Anniversary Date”), provided that (a) the Company does not terminate your employment for Cause, you do not terminate your employment with the Company (other than for Good Reason) or your employment is not terminated due to your death or Disability prior to the Anniversary Date and (b) you maintain a satisfactory level of performance through the Anniversary Date as determined by the Compensation Committee in its sole discretion.

2.	The last paragraph of the “Termination” section of the Letter Agreement is deleted.

3.	The “Change of Control” section of the Letter Agreement is deleted and replaced as follows:

If you (i) are terminated by the Company other than for Cause or (ii) terminate your employment for Good Reason by giving the Company a written notice at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason, and such termination of duties occurs within 18 months following a Change of Control of Lydall, Inc. (as such terms are defined below), you will be entitled to the following severance benefits:

(a)

Compensation equal to 24 months’ gross remuneration (base salary and bonus) calculated on the basis of your gross remuneration (base salary and bonus) of the last 24 months of work (the “Severance Benefit”). The Severance Benefit includes the six months’ compensation that the Company is required by law to pay you in exchange for a covenant not to compete, as provided in the Non-competition section of this letter of understanding. Lydall, Inc. may, in its sole discretion, release you from this non-competition obligation, in which case the Severance Benefit will be equal to 18 months’ gross remuneration (base salary and bonus) calculated on the basis of your gross remuneration (base salary and bonus) of the last 18 months of work. The terms of payment of the Severance Benefit will be determined within 30 days following a Change of Control;

(b)	Continued participation in the pension, health and life insurance plans of the Company for a period of 24 months following the termination of your employment to the extent permitted under French law;

(c)	A monthly automobile allowance in an amount equal to your monthly lease amount at the time of termination for a period of 24 months following the termination of your employment to replace the Company-leased automobile, which will be returned to the Company by you on the date of termination of your employment;

(d)	Outplacement services reasonably selected by you and paid to the selected outplacement services provider by the Company, not to exceed the equivalent in Euros of U.S. $10,000; and

(e)	Reasonable attorneys’ fees and related expenses incurred by you in seeking to obtain or enforce any right or benefit under this Change of Control section of this letter of understanding, but only if and to the extent that you substantially prevail.

The payment of the severance benefits set forth in (a) through (e) above (the “Payments”) will be conditioned upon your execution of a settlement agreement providing for a release of claims against Lydall, Inc., Lydall Thermique Acoustique and the Group concerning the performance and termination of your duties within the Group.

The settlement agreement shall be signed within 15 days of your termination of employment and shall also provide for your resignation from all corporate offices that you hold within the Group.

If, in view of the procedure and cause of your termination of employment, you consider that it is not in your best interest to sign a settlement agreement as defined above, neither Lydall, Inc. nor the Company will be liable for any of the Payments.

The Payments shall be regarded as a gross amount from which the Company will deduct before payment all social security contributions which would be payable at the date of payment.

4.	The following definition is added to the Definitions section of the Letter Agreement:

“Good Reason. For purposes of this letter of understanding, Good Reason shall mean, without the Executive’s written consent, (i) a significant reduction in the scope of your authority, functions, duties or responsibilities from that which is contemplated by this letter of understanding; provided that a change in scope solely as a result of Lydall, Inc. no longer being public or becoming a subsidiary of another corporation shall not constitute Good Reason, (ii) any reduction in your base salary other than an across-the-board reduction affecting substantially all members of senior management of the Company on substantially the same proportional basis, or (iii) any material breach by the Company or Lydall, Inc. of any provision of this letter agreement without you having committed any material breach of your obligations hereunder, which breach is not cured within thirty days following written notice thereof to the Company of such breach. In addition, in the case of a termination of employment within 18 months following a “Change of Control” (as defined in this letter of understanding), Good Reason shall also include the relocation of your office location to a location more than 50 miles away from your then current principal place of employment. If an event constituting a ground for termination of employment for Good Reason occurs, and you fail to give notice of termination within 30 days after the occurrence of such event, you shall be deemed to have waived your right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 30-day period has not expired).

5.	To the extent that any provision in the Letter Agreement, as amended hereby, provides benefits to which you are otherwise entitiled under French or European Union law, it is the intention of the undersigned parties that the benefits under French law will prevail and a duplicate benefit will not be paid under the Letter Agreement, as amended hereby and the Company shall be under no obligation to pay any such benefit or portion thereof to you.

6.	Except as set forth in this Amendment, all provisions of the Letter Agreement are reaffirmed and will remain in full force and effect.

7.	This amendment will be effective as of January 10, 2007.

IN WITNESS WHEREOF, Lydall, Inc. and Bertrand Ploquin have caused this Amendment to the Letter Agreement to be executed in duplicate.

LYDALL, INC.

By	/s/ David Freeman	/s/ Bertrand Ploquin
	David Freeman	Bertrand Ploquin

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